Exhibit 3.4

Execution Version

AGREEMENT OF LIMITED PARTNERSHIP

OF

BLACK STONE MINERALS, L.P.

a Delaware limited partnership

THIS AGREEMENT OF LIMITED PARTNERSHIP, dated as of September 16, 2014 (this “Agreement”), is adopted, executed and agreed to by Black Stone Natural Resources, L.L.C., a Delaware limited liability company, as general partner, and Black Stone Minerals Company, L.P., a Delaware limited partnership, as organizational limited partner.

ARTICLE I

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.5 as amended or restated from time to time.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.

“General Partner” means Black Stone Natural Resources, L.L.C., a Delaware limited liability company, in its capacity as general partner of the Partnership.

“Limited Partner” means the Organizational Limited Partner and any other limited partner admitted to the Partnership from time to time, each in its capacity as a limited partner of the Partnership.

“Organizational Limited Partner” means Black Stone Minerals Company, L.P. a Delaware limited partnership, in its capacity as a limited partner of the Partnership.

“Partner” means the General Partner or any Limited Partner.

“Partnership” means Black Stone Minerals, L.P., a Delaware limited partnership.

“Percentage Interest” means, with respect to any Partner, the percentage of cash contributed by such Partner to the Partnership as a percentage of all cash contributed by all the Partners to the Partnership. The Percentage Interest of the General Partner with respect to its general partner interest shall at all times be zero.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Formation. The General Partner and the Organizational Limited Partner have formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and this Agreement. The General Partner and the Organizational Limited Partner hereby enter into this Agreement to set forth the rights and obligations of the Partners and certain matters related thereto. This Agreement shall be deemed to have become effective upon the formation of the Partnership. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name “Black Stone Minerals, L.P.”

2.3 Principal Office; Registered Office.

(a) The principal office of the Partnership shall be at 1001 Fannin Street, Suite 2020, Houston, Texas 77002, or such other place as the General Partner may from time to time designate.

(b) The address of the Partnership’s registered office in the State of Delaware shall be 1209 Orange Street, Wilmington, DE 19801, and the name of the Partnership’s registered agent for service of process at such address shall be the Corporation Trust Company.

2.4 Term. The term of the Partnership shall continue until (a) the General Partner has elected to dissolve the Partnership; (b) the entry of a decree of judicial dissolution of the Partnership pursuant to Section 17-802 of the Delaware Act; (c) there are no limited partners of the Partnership; or (d) the occurrence of an “event of withdrawal” of the General Partner pursuant to Section 17-402 of the Delaware Act unless the business of the Partnership has continued in accordance with the Delaware Act.

2.5 Organizational Certificate. A Certificate of Limited Partnership of the Partnership has been filed by the General Partner with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall cause to be filed such other certificates or documents as may be required for the formation, operation and qualification of a limited partnership in the State of Delaware and any state in which the Partnership may elect to do business. The General Partner shall thereafter file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partners have limited liability) under the laws of Delaware and any state or jurisdiction in which the Partnership may elect to do business.

2.6 Partnership Interests; Initial Capital Contributions. The General Partner shall have a non-economic general partner interest and the Organizational Limited Partner shall have a 100% limited partner Percentage Interest. On or about the date hereof, the Organizational Limited Partner contributed to the Partnership $100.00 in cash and the General Partner did not make any contribution to the capital of the Partnership.

ARTICLE III

PURPOSE

The purpose and business of the Partnership shall be to engage in any lawful activity permitted to be engaged in by Black Stone Minerals Company, L.P. under Section 2.6 of the Sixth Amended and Restated Limited Partnership Agreement of Black Stone Minerals Company, L.P., a Delaware limited partnership.

ARTICLE IV

CAPITAL ACCOUNT ALLOCATIONS

4.1 Capital Accounts. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.

4.2 Allocations. For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations pursuant thereto.

4.3 Distributions. From time to time, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distribution as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, (a) after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership or (b) it would violate the Delaware Act or other applicable law. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.

ARTICLE V

MANAGEMENT AND OPERATIONS OF BUSINESS

Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Limited Partner shall not have any power to control or manage the Partnership. Notwithstanding any provision of this Agreement or any provision of the Delaware Act, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other person or entity.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF LIMITED PARTNER

The Limited Partner shall have no liability under this Agreement except as provided in Article IV.

ARTICLE VII

DISSOLUTION AND LIQUIDATION

The Partnership shall be dissolved, and its affairs shall be wound up at the end of the term of the Partnership, as provided in Section 2.4.

ARTICLE VIII

AMENDMENT OF PARTNERSHIP AGREEMENT

The General Partner may amend any provision of this Agreement without the consent of the Limited Partner and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE IX

GENERAL PROVISIONS

9.1 Addresses and Notices. Any notice to the Partnership, the General Partner or the Limited Partner shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).

9.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

9.3 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

9.4 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

9.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Organizational Limited Partner as of the date first set forth above.

GENERAL PARTNER:

BLACK STONE NATURAL RESOURCES, L.L.C.

By:	/s/ Steve Putman
Name:	Steve Putman
Title:	Senior Vice President, General Counsel, and Secretary

ORGANIZATIONAL LIMITED PARTNER:

BLACK STONE MINERALS COMPANY, L.P.

By:	Black Stone Natural Resources, L.L.C., its
general partner

By:	/s/ Steve Putman
Name:	Steve Putman
Title:	Senior Vice President, General Counsel, and Secretary

Signature Page to Agreement of Limited Partnership of Black Stone Minerals, L.P.